April 26, 2010

Mr. Don Boyd
President
Sun Resources Texas, Inc.
P.O. Box 3712
Longview, TX  75606

Letter of Intent to acquire Sugar Valley Interest

Dear Don,

     This letter is intended to summarize the principal terms of the proposed acquisition by Blast Energy Services, Inc., a Texas corporation (“Blast”) of Sun Resources Texas, Inc., a Texas corporation (“Sun”) interest in the Sugar Valley Field with an option to acquire all additional assets of Sun.

WHEREAS, the Parties seek to negotiate a definitive written agreement effecting the terms and conditions of a merger or acquisition (“Definitive Agreement”) between the Parties.

PART ONE

NOW, THEREFORE, the Parties have agreed to enter into the following Letter of Intent:

1.
Basic Transaction.  Blast shall acquire all of Sun’s interest in the Sugar Valley field along with all associated production and maintenance equipment resident on the location, and Sun shareholders shall receive the consideration described in paragraph 2 below (the “Consideration”).  The closing of this transaction (the “Closing”) shall occur as soon as possible after the conditions precedent have been satisfied or waived. Title to the Sugar Valley field will pass upon completion of the October 8, 2010 cash payment and issuance of the Blast stock.

2.
Consideration.  In exchange for all Sun’s interest in the Sugar Valley field and associated assets Blast will pay a total consideration of $1.2M (the “Consideration”).  The Consideration shall take the form of a note in the amount of $400,000 and Blast common stock with an equivalent value of $800,000. The Blast common stock will be issued immediately upon closing.

3.	Note Payable. Blast will issue a note to Sun for the payment of $400,000 payable no later than October 8, 2010.

4.
Capital Commitments. Blast will commit to provide up to $800,000 to drill a water disposal well and a well to access Creech sand formation, such funds being made available no later than October 8, 2010.

5.
Service Agreements.  Prior to signing a Definitive Agreement but effective only from and after the Closing Blast will enter into a service agreement with Sun to provide drilling, completion and maintenance work on the Sugar Valley Field.

6.
Permitting and Well Site Preparation. Sun commits to proceed with the permitting and well site preparation of the water disposal and Creech wells to ensure the wells can be drilled and completed as expeditiously as possible.

7.	Actions Prior to Execution of a Definitive Agreement. The execution of a Definitive Agreement by the Parties would be subject to the satisfaction of various conditions, including:

(a)	Mutual, satisfactory completion of technical, reserve valuation, financial, legal, human resources and other due diligence;

(b)
Negotiation of a comprehensive Definitive Agreement, which would include representations, warranties, covenants, indemnities, conditions to closing (including financial condition and identification, to the extent practicable, of any necessary regulatory and third-party consents or approvals), mutual fiduciary out clauses, break-up fees, and other customary terms;

(c)	The boards of directors of each of the Parties approving the Acquisition and Definitive Agreement;

The foregoing list of items is not intended to be definitive or complete and does not obligate either Party to enter into a Definitive Agreement even if the foregoing items are completed.

8.	Conditions to Closing. The consummation of the contemplated transactions by the Parties would be subject to the satisfaction of various conditions, including:

(a)	Consent to the Acquisition by a majority of the shareholders of Sun; and,

(b)	The Blast board of directors approving the terms of the Acquisition and approval of the issuance of Blast common stock as contemplated for the Acquisition; and,

(c)	Consent of the shareholders of Blast and approval of an increase in authorized shares to consummate the Acquisition.; and

(d)	The Parties obtaining any other necessary regulatory and third-party approvals; and,

(e)	Other customary conditions as may be set forth in a Definitive Agreement.

Sincerely,

BLAST ENERGY SERVICES, INC.

By:           /s/ Michael L. Peterson
Name:           Michael Peterson
Title:           CEO

SUN RESOURCES TEXAS, INC.

By:           /s/ Don Boyd
Name:           Don Boyd
Title:           President